Exhibit 99.1

News Release	Corporate Communications 1300 Wilson Boulevard, Suite 400 Arlington, Virginia 22209	Phone: 703-412-3231 Fax: 703-412-3220

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Michael Pici
Phone: 703-412-3231	Phone: 703-412-3216
E-mail: amanda.covington@atk.com	E-mail: michael.pici@atk.com

ATK Names Stephen S. Clark as Vista Outdoor Inc. Senior Vice President, Human Resources and Corporate Services

Arlington, Va., Jan. 5, 2015 – Alliant Techsystems Inc. (“ATK” or the “Company”) (NYSE: ATK) announced today that Stephen S. Clark will serve as Vista Outdoor Inc.’s Senior Vice President for Human Resources and Corporate Services.
Mr. Clark will have overall responsibility for all human resources functions, including strategic human resource planning, compensation and benefits, human resources shared services, organizational development, talent management and corporate services including security services and facilities.
“Steve will be a great addition to our strong and experienced Vista Outdoor leadership team,” said Mark DeYoung, ATK President and Chief Executive Officer and future Chairman and Chief Executive Officer of Vista Outdoor. “Steve's extensive leadership experience in global, publicly traded companies serving branded product customers and his proven ability to organize, develop and improve human resources and corporate services support our commitment to operational excellence and the creation of long-term shareholder value. He will be a critical part of our focus on efficiently developing and enhancing our human resources while expanding  our leadership position in the outdoor recreation industry.”
Most recently, Mr. Clark served as Senior Vice President and Chief People Officer for the H.J. Heinz Company. He joined Heinz in 2002 and held various and increasing leadership roles within the human resources function. Mr. Clark was the director of staffing for the Salt Lake Organizing Committee (SLOC) for the 2002 Olympic and Paralympic Winter Games from 1998-2002. He also served in human resources management positions for Pizza Hut, Inc. from 1995-1998.
Mr. Clark earned a master’s degree in Organizational Behavior and a bachelor’s degree in Psychology and French from Brigham Young University.

As previously announced, ATK and Orbital Sciences Corporation (“Orbital”) (NYSE: ORB) have entered into a transaction agreement, whereby ATK's Aerospace and Defense Groups will merge with Orbital immediately following the spin-off of ATK's Sporting Group business to ATK stockholders as a newly formed company called Vista Outdoor Inc. The companies anticipate completing the transaction in February 2015, subject to the satisfaction of remaining closing conditions, including the approval of both ATK's and Orbital's stockholders at special meetings scheduled for January 27, 2015. Additional information concerning Vista Outdoor and the proposed spin-off is contained in Vista Outdoor’s registration statement on Form 10.
Vista Outdoor will be headquartered in Utah, an outdoor recreation hub for manufacturers and recreational-equipment suppliers to the outdoor industry. The company will have approximately 5,800 employees across the U.S. and internationally. The company's widely known and respected brands include: Federal Premium, Bushnell, Savage Arms, BLACKHAWK!, Primos, Final Approach, Uncle Mike's, Hoppe's, RCBS, Alliant Powder, CCI, Speer, Champion Targets, Gold Tip Arrows, Weaver Optics, Outers, Bollé, Cébé, and Serengeti.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this communication regarding the spin-off and any other statements regarding ATK’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “expected,” “intend,” “estimate,” “anticipate,” “believe,” “project” or “continue” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following: competition in the outdoor sporting market; change in demand and manufacturing costs of our products; supply, availability and costs of raw materials and components, including commodity price fluctuations; risks associated with expansion into new and adjacent commercial markets; government laws and other rules and regulations applicable to Vista Outdoor, including procurement and import-export control; exposure to potential product liability, warranty liability or personal injury claims and litigation; our products, including ammunition and firearms, are subject to extensive regulation; environmental laws that govern past, current and future practices and rules and regulations; changes in the regulation of the manufacture, sale and purchase of firearms and ammunition; security threats, including cybersecurity and other industrial and physical security threats; the costs and ultimate outcome of litigation matters and other legal proceedings; major earthquakes, weather events, cyberattacks, terrorist attacks or other catastrophic events at any of our facilities; financial market disruptions or volatility to our customers and vendors; unanticipated changes in the tax provision or exposure to additional tax liabilities; costs of servicing our debt, including cash requirements and interest rate fluctuations; actual pension and other postretirement plan asset returns and assumptions regarding future returns, discount rates, service costs, mortality rates and health care cost trend rates; performance of our subcontractors; and development of key technologies and retention of a qualified workforce.

Additional information concerning these and other factors can be found in ATK’s and Vista Outdoor’s filings with the Commission, including ATK’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, ATK’s registration statement on Form S-4 (declared effective on December 17, 2014) and Vista Outdoor’s registration statement on Form 10 (which registration statement has not yet been declared effective). ATK and Vista Outdoor assume no obligation to update or revise publicly the information in this communication, whether as a result of new information, future events or otherwise, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information and Where to Find It
In connection with the proposed “Morris Trust” transaction between ATK and Orbital, ATK and Orbital intend to file relevant materials with the SEC. ATK has filed a registration statement on Form S-4 that includes a joint proxy statement of ATK and Orbital that also constitutes a prospectus of ATK (declared effective on December 17, 2014). In addition, Vista Outdoor filed with the SEC a registration statement on Form 10 (which registration statement has not yet been declared effective). INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT, FORM 10, REGISTRATION STATEMENTS/PROSPECTUSES AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ATK, ORBITAL, VISTA OUTDOOR AND THE PROPOSED TRANSACTION. The joint proxy statement, Form 10, registration statements/prospectuses and other documents relating to the proposed transaction can be obtained free of charge from the SEC’s website at www.sec.gov. These documents can also be obtained free of charge from ATK upon written request to ATK by emailing investor.relations@atk.com or by calling Michael Pici at 703-412-3216 or from Orbital upon written request to Orbital at investor.relations@orbital.com or by calling Barron Beneski at 703-406-5528.

Participants in Solicitation
This communication is not a solicitation of a proxy from any investor or securityholder. ATK, Orbital and certain of their respective directors and executive officers, however, may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction under the rules of the SEC. Information regarding ATK directors and executive officers may be found in its Annual Report for the year ended March 31, 2014 on Form 10-K filed with the SEC on May 23, 2014 and the definitive proxy statement relating to its 2014 Annual Meeting of Stockholders filed with the SEC on June 13, 2014. Information regarding Orbital’s directors and executive officers may be found in its Annual Report for the year ended December 31, 2013 on Form 10-K filed with the SEC on February 25, 2014 and the definitive proxy statement relating to its 2014 Annual Meeting of Stockholders filed with the SEC on March 11, 2014. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants is also included in the joint proxy statement/prospectus.

Non-Solicitation
This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

About ATK
ATK is an aerospace, defense and outdoor sports and recreation company with operations in 21 states, Puerto Rico and internationally. News and information can be found on the Internet at www.atk.com, on Facebook at www.facebook.com/atk or on Twitter @ATK.
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